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Exhibit 99.1

For Additional Information: Corporate Communications, Cygnus, Inc. (650) 369-4300 www.cygn.com

FOR IMMEDIATE RELEASE

Cygnus Reports 2001 Financial Results

Redwood City, CA—February 28, 2002—Cygnus, Inc. (Nasdaq: CYGN) today reported total revenues of $5.8 million for the year ended December 31, 2001, compared to $1.1 million for the year ended December 31, 2000. Cygnus posted a net loss of $39.2 million ($1.31/share) for 2001, compared to a net loss of $37.0 million ($1.41/share) for 2000.

"There were several key milestones achieved in 2001 that are essential for the commercialization of the GlucoWatch® Biographer in the United States, the first sales from which we expect to occur in the second quarter of this year," said John C Hodgman, Chairman, Chief Executive Officer and President of Cygnus, Inc. "We received U.S. Food and Drug Administration (FDA) approval for the Biographer, obtained the necessary approvals for automated manufacturing and signed a U.S. co-promotion agreement with Sankyo Pharma, Inc. In addition, we submitted a pre-market application supplement for pediatric use in children (ages 7-17), which was granted expedited review status by the FDA. Also, our 2001 controlled introduction in the United Kingdom has proven very valuable. This market was selected for a hands-on understanding of the way people with diabetes and their physicians use the Biographer, for the purpose of fine-tuning our upcoming U.S. launch programs to ensure their success."

Contract revenues were $5.3 million for the year ended December 31, 2001 and were primarily due to milestone revenues related to the FDA approval of the GlucoWatch Biographer. Contract revenues for the year ended December 31, 2000 consisted primarily of the amortization of a milestone payment received in 1999 associated with the Biographer. Product revenues for the year ended December 31, 2001 were $0.5 million and reflect sales in the United Kingdom. The Company had total costs and expenses of $43.2 million for the year ended December 30, 2001, compared to $31.2 million for the year ended December 30, 2000. Costs of product revenues for the year ended December 31, 2001 were $0.3 million and relate to products sold in the United Kingdom. Research and development costs were $27.4 million for the year ended December 31, 2001, compared to $21.2 million for the year ended December 31, 2000. Research and development activities included work on future versions of the Biographer, pediatric studies in order to expand the intended use of the device, and developing and testing high-capacity manufacturing processes. Marketing, general and administrative expenses for the year ended December 31, 2001 were $15.5 million, compared to $10.1 million for the year ended December 31, 2000. The increase was primarily due to marketing efforts to support the controlled commercial launch programs in the United Kingdom, development of education and training programs for health care professionals and patients, and development of promotional programs in anticipation of a U.S. launch.

Total net interest expense for the year ended December 31, 2001 was $1.3 million, compared to $1.7 million for the year ended December 31, 2000. The decrease in net interest expense is primarily due to a gain of $1.1 million on the sale of certain marketable equity securities. Cygnus ended 2001 with cash, cash equivalents and investments of $23.7 million.

The Company has been very active thus far in 2002 in preparation for the commencement of sales of the Biographer in the United States. A series of training sessions has taken place with Sankyo's and Cygnus' sales forces, and representatives have already begun the process of informing health care professionals about the benefits and proper use of the Biographer. This is an essential step prior to initiating Biographer sales to people with diabetes. Sankyo's and Cygnus' managed care personnel have also taken part in Biographer training sessions and are finalizing strategies for and making contact with managed care organizations to support the effort to seek reimbursement for the product. To support the launch in the United States, the Company has also been finalizing its logistics and customer support capabilities.

"We are eager to make the GlucoWatch Biographer available in the United States in the second quarter. We believe the frequent and automatic glucose measurements will provide more complete information about glucose levels, enabling people with diabetes to make better-informed decisions in the management of diabetes," said Craig W. Carlson, Chief Operating Officer, Chief Financial Officer and Senior Vice President of Cygnus.

The Company's results of operations and level of revenues may vary significantly from period to period and are not necessarily indicative of expected results of operations or revenues in future periods.

The GlucoWatch Biographer differs from conventional blood glucose testing devices in several ways. It automatically and non-invasively measures glucose collected through the skin, not from blood, and displays glucose levels as often as every twenty minutes, for up to twelve hours. It also creates an "electronic diary," storing up to 4,000 values that can be reviewed at the touch of a button, helping to detect trends and track patterns in glucose levels. In addition, users can set personal glucose alert levels so that an alarm sounds if readings are too high or too low, or if readings decline rapidly. The GlucoWatch Biographer is not intended to replace the common "finger-stick" testing method, but is indicated as an adjunctive device to supplement blood glucose testing to provide more complete, ongoing information about glucose levels.

Cygnus, Inc., headquartered in Redwood City, California, develops and manufactures non-invasive diagnostic medical devices, utilizing proprietary biosensor technologies to satisfy unmet medical needs cost-effectively. The Company's current efforts are focused on a frequent, automatic, and non-invasive glucose monitoring device (the GlucoWatch Biographer) and enhancements thereto.

Some of the statements in this news release are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about the Company's plans, objectives, expectations, intentions and assumptions and other statements contained in this news release that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about the Company's ability to manufacture and scale-up commercially the GlucoWatch Biographer and AutoSensor, the Company's ability to achieve market acceptance of the GlucoWatch Biographer, and plans for future products. In some cases, you can identify these statements by words such as "may," "will," "should," "estimates," "predicts," "potential," "continues," "strategy," "believes," "anticipates," "plans," "expects," "intends" and similar expressions. Cygnus cannot guarantee future results, levels of activity, performance or achievements. Actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. The Company refers you to the documents the Company files from time to time with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the Company's actual results to differ from the Company's current expectations and any forward-looking statements contained in this news release. "GlucoWatch" is a registered trademark of Cygnus, Inc.

END
(Financial Table to Follow)

CYGNUS, INC.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended Dec. 31,		Twelve months ended Dec. 31,
	2001	2000	2001	2000
Contract revenues	$114	$14	$5,300	$1,052
Product revenues	153	—	489	—

Total revenues	267	14	5,789	1,052
Costs and expenses:
Costs of product revenues	88	—	271	—
Research and development	4,919	6,815	27,405	21,170
Marketing, general and administrative	4,084	2,395	15,481	10,072

Total costs and expenses	9,091	9,210	43,157	31,242
Loss from operations	(8,824)	(9,196)	(37,368)	(30,190)
Interest income & (expense) and other, net	(794)	(413)	(1,305)	(1,717)

Loss before income tax	(9,618)	(9,609)	(38,673)	(31,907)
Provision for taxes	(27)	—	(527)	(100)

Net loss before cumulative effect of a change in accounting principle	(9,645)	(9,609)	(39,200)	(32,007)
Cumulative effect of a change in accounting principle	—	(5,026)	—	(5,026)

Net loss	$(9,645)	$(14,635)	$(39,200)	$(37,033)

Net loss per share, basic and diluted	$(0.30)	$(0.54)	$(1.31)	$(1.41)

Shares used in computation of net loss per share, basic and diluted	32,612	27,164	30,028	26,315

Summary Consolidated Condensed Balance Sheet
(In thousands)
(Unaudited)

	Dec. 31, 2001	Dec. 31, 2000
Current assets	$27,108	$23,592
Equipment and improvements, net	8,002	7,098
Long-term investments	—	1,547
Other assets	571	652

Total assets	$35,681	$32,889

Current liabilities	20,628	13,723
Long-term obligations	33,101	32,189
Stockholders' equity (net capital deficiency)	(18,048)	(13,023)

Total liabilities and stockholders' equity (net capital deficiency)	$35,681	$32,889

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  Exhibit 99.1